United States securities and exchange commission logo





                     February 12, 2021

       Wenhui Xiong
       Chairman and Chief Executive Officer
       Newborn Acquisition Corp
       Room 801, Building C
       SOHO Square, No. 88
       Zhongshan East 2nd Road, Huangpu District
       Shanghai, 200002, China

                                                        Re: Newborn Acquisition
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 23,
2020
                                                            File No. 001-39230

       Dear Mr. Xiong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Giovanni Caruso